Exhibit 5

October 24, 2008

Board of Directors
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503

Re:	Anchor Bancorp

Registration Statement on Form S-1

To the Board of Directors:

          You have requested our opinion as special counsel for Anchor Bancorp, a Washington corporation, in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          In rendering this opinion, we understand that the common stock of Anchor Bancorp will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

          Based upon the foregoing, it is our opinion that the shares of common stock of Anchor Bancorp will upon issuance be legally issued, fully paid and nonassessable.

          This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal and Tax Opinions.”

Very truly yours,

BREYER & ASSOCIATES PC